Exhibit 99.1

Draft Artemis Press Release

News Release

Contact: Glen Y. Sato
Chief Financial Officer
Exelixis, Inc.
(650) 837-7565
gsato@exelixis.com

EXELIXIS ACQUIRES ARTEMIS PHARMACEUTICALS GMBH

- Acquisition Enhances Drug Discovery Capabilities and Provides Global Presence -

SOUTH SAN FRANCISCO, Calif.- April 23, 2001 - Exelixis, Inc., (Nasdaq: EXEL) and Artemis Pharmaceuticals GmbH, announced today that Exelixis has entered into a definitive agreement to acquire Artemis, a privately held genetics and functional genomics company, in a stock-for-stock transaction. Located in Cologne, Germany, Artemis is focused on the use of vertebrate model genetic systems such as mice and zebrafish as tools for drug discovery. Together with Nobel Laureate Professor Christiane Nüsslein-Volhard, Professor Klaus Rajewsky, and CEO Peter Stadler, Exelixis founded Artemis in 1998 to expand Exelixis' access to vertebrate model system technologies. Exelixis and Artemis have worked closely together since that time, and the acquisition formalizes the existing close business and scientific collaboration. The transaction is expected to close by April 30, 2001.

The acquisition of Artemis will result in a single, worldwide biopharmaceutical company with an extraordinary array of biological systems and other tools for rapid target identification and validation. These capabilities, coupled with Exelixis' state-of-the-art drug discovery platform, provide an extremely powerful combination for the discovery and development of novel pharmaceuticals. This acquisition is a continuation of Exelixis' strategy to optimize all aspects of the drug discovery process from target identification to clinical development.

"The industry has come to realize the power of identifying and validating targets in living organisms where complex functional relationships that are too complicated or unexpected to predict by other methods can be identified. This has been Exelixis' approach from the beginning, and the proprietary vertebrate systems and tools developed at Artemis over the past two years are an important complement to the core Exelixis technologies," according to George A. Scangos, Ph.D., president and chief executive officer of Exelixis. "The Artemis systems not only enhance our target identification and validation capabilities, but also will contribute substantially to our drug discovery efforts. We believe that the mouse and zebrafish systems provide a new avenue for rational development of superior predictive pharmacology and toxicology models, in addition to their utility as disease models."

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Artemis Agreement

"Exelixis has built a world-class discovery operation, and I am very pleased to have Artemis become an integral part of their exciting organization," stated Peter J.W. Stadler, Ph.D., chief executive officer of Artemis. "The integration of complementary technologies into one company will provide the expertise and resources for unprecedented discovery and development of drugs based on functional genomics."

Under the terms of the agreement, Exelixis will issue a total of 2,081,660 shares of common stock in exchange for the outstanding capital of Artemis that it does not currently own. In addition, Exelixis will issue to Artemis employees rights to purchase approximately 187,000 shares of Exelixis common stock in exchange for outstanding vested employee rights in Artemis share capital. Artemis will operate as a German-based subsidiary, and Peter Stadler will remain the managing director of Artemis. The transaction will be reported using the purchase method of accounting. The investors have agreed to a 90-day lock-up for shares of common stock received in the transaction. Exelixis has also agreed to file a registration statement on Form S-3 for the shares of Exelixis common stock issued in the transaction.

Background on Artemis

Artemis, working closely with Exelixis, was founded in June 1998 by Dr. Stadler and the scientific founders: Christiane Nüsslein-Volhard, Professor at the Max-Planck Institute in Turbingen, and Klaus Rajewsky, Professor and Director of the Institute for Genetics at the University of Cologne. Professor Rajewsky is one of the world's leading scientists in the field of immunology and mice genetics. Professor Nüsslein-Volhard won the Nobel Prize for medicine in 1995 for her pioneering work in the use of Drosophila genetics.

Artemis' approach is focused on target validation in both zebrafish and mice, systems that will substantially enhance the drug discovery efforts at Exelixis. The degree of conservation between zebrafish and humans is very high. There are several significant advantages to the company's zebrafish technology. Zebrafish are a transparent species of vertebrate that develop externally. They quickly change from egg to embryo within 24 hours and because they are transparent, the development cycle can be followed under a microscope. Fish embryos develop bone and cartilage and quickly form blood vessels and beating hearts. Thus, this organism can be used to study human disease states involving bone formation or degeneration (osteoporosis and osteoarthritis for example) and angiogenesis (heart disease and cancer).

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Artemis Agreement

Artemis uses conditional knock-out mice in order to rapidly validate functional data identified in zebrafish. The Artemis mouse model system consists of unique proprietary conditional knock-out mice that can turn off a gene in one specific tissue, rather than affect the whole organism. Thus, the effects of modulating a gene can be studied throughout the development of the life cycle of the mouse. This is particularly useful in disease conditions that do not present until later in development such as rheumatoid arthritis, which would be impossible to study with traditional knock-out mice technology.

Background on Exelixis

Exelixis, founded in 1995, is a leading life sciences biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. An outstanding team of company scientists has developed multiple fungal, nematode, insect, plant and vertebrate genetic systems. Exelixis' proprietary model systems and comparative genomics technologies address gene function by using biologically relevant functional genomics information very early on in the process to rapidly, efficiently and cost-effectively translate sequence data to knowledge about the function of genes and the proteins that they encode. The company has a significant internal cancer discovery and drug development program, through which a number of compounds are expected to complete screening by the end of the year. Exelixis believes that its technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health and the company has active partnerships with Aventis, Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences.

The forward-looking statements contained in this press release involve risks and uncertainties that may affect our business, as more fully discussed in the "Risk Factors" section of our filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, our ability to close the acquisition, successfully integrate the employees, research and operations of Artemis, successfully utilize Artemis technology as part of our drug discovery efforts, generate additional revenues by entering into new collaborations, protect and exploit the intellectual property acquired and successfully continue the development of existing Artemis research programs and realize commercial value from those efforts. Exelixis directs readers to its reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000. The information in this press release is current as of its release date. Exelixis assumes no responsibility to update the information.

Exelixis and the Exelixis logo are registered U.S. trademarks.

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